Internationale Nederlanden (U.S.)               Cerberus Partners, L.P.
  Capital Corporation                           950 Third Avenue
200 Galleria Parkway, N.W.                      20th Floor
Suite #950                                      New York, New York  10022
Atlanta, Georgia  30339

Ladies and Gentlemen:

        Reference is hereby made to the Warrant Purchase Agreement (the "Warrant Agreement") entered into as of March 15, 1996 by and between PhoneTel Technologies, Inc., an Ohio corporation, (the "Company"), Internationale Nederlanden (U.S.) Capital Corporation, a Delaware corporation ("ING"), and Cerberus Partners, L.P., a Delaware limited partnership ("Cerberus", and together with ING, the "Purchasers"), whereby in connection with the Purchasers' initial extensions of credit to the Company under the Term Loan, the Revolving A Loan Commitment and the Revolving B Loan Commitment as set forth in the Credit Agreement, the Company has agreed to sell to each of ING and Cerberus, and ING and Cerberus have each agreed to purchase from the Company, warrants to purchase 204,824 shares of Series A Special Preferred Stock (the "Warrants"), which is intended by the parties hereto to represent the right of each of ING and Cerberus, upon exercise of the Warrants, to acquire 15.12% of the outstanding shares of common stock of the Company on a fully-diluted basis as of the Closing Date (but without taking into account the Term Notes and the Series B Preferred Stock). Furthermore, in the event the Company shall borrow in excess of One Million Five Hundred Thousand Dollars ($1,500,000) under the Revolving B Loan Commitment, the Company shall issue Warrants to each of ING and Cerberus each of ING and Cerberus in an amount equal to the amount necessary to result in each of ING and Cerberus having the right to acquire an additional 0.31% of the outstanding shares of common stock of the Company on a fully-diluted basis as of the Closing Date (but without taking into account the Term Notes and the Series B Preferred Stock).

        The Company hereby represents that it has used its best efforts to determine that the number of Warrants issued or to be issued to each of ING and Cereberus in the instances described above shall represent the percentage of the outstanding shares of common stock of the Company, the Purchasers are entitled to receive as described above. In the event that it is determined after the Closing that the number of Warrants issued to the Purchasers shall not represent the percentage of the outstanding

Internationale Nederlanden (U.S.)
  Capital Corporation
Cerberus Partners, L.P.
March   , 1996
Page 2


shares of common stock of the Company that the parties intend that the Purchasers are entitled to receive as set forth above, then the parties hereby agree that (i) if the number of Warrants issued to the Purchasers was insufficient to satisfy the intended percentage interests described above, the Company shall issue an additional number of Warrants to make the number of Warrants received by the Purchasers equal to the intended percentages or (ii) if the number of Warrants issued to the Purchasers shall exceed the percentage interest described above, the Purchasers shall surrender to the Company the number of excess Warrants that the Purchasers received.

     Capitalized terms used herein shall have their respective meanings ascribed to them in the Warrant Agreement unless otherwise defined herein.

                                            Very truly yours,

                                            PHONETEL TECHNOLOGIES, INC.

                                            By: /s/ Peter Graf
                                               ------------------------
                                               Name:  Peter Graf
                                               Title: Chairman

Agreed and Accepted:
INTERNATIONALE NEDERLANDEN (U.S.)
   CAPITAL CORPORATION


By: /s/
   ----------------------------
   Name:
   Title:


CERBERUS PARTNERS, L.P.
By: CERBERUS ASSOCIATES, L.P., Its General Partner


    By: /s/ Stephen Feinberg
        -----------------------
        Name:  Stephen Feinberg
        Title: General Partner